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                         GulfMark Offshore Reports
                  Fourth Quarter and Year End 2000 Results

     February 27, 2001 - Houston - GulfMark Offshore, Inc. (NASDAQ:GMRK) today announced net income of $3.3 million, or $0.40 per share (diluted) for the fourth quarter of 2000 on revenues of $22.3 million. This compares to a net loss of $3.4 million, or $0.42 per share (diluted), on revenues of $13.0 million in the fourth quarter of 1999.

     For the year ended December 31, 2000, the Company reported net income of $7.9 million, or $0.95 per share (diluted), on revenues of $77.7 million compared to $1.9 million, or $0.22 per share (diluted) on revenues of $72.3
million for the preceding year.   The year 2000 results include a $3.7
million pre-tax gain on the sale of the platform supply vessel, Highland
Fortress.

     The fourth quarter revenue of $22.3 million reflected higher day rates and utilization in all regions of the Company's operations when compared to the same period one year ago. In the North Sea market, fourth quarter 2000 utilization increased more than 20% to 98.9% compared to 77.0% in the fourth quarter of 1999. This dramatic improvement reflects the turnaround that began during the second quarter of 2000 in the North Sea due primarily to relocation of vessels out of the region and a modest increase in activity levels. Day rates also reflected these improved conditions as they increased over 44% to $9,857 in the fourth quarter of 2000 compared to $6,828 in the like period one year ago. Commenting on the significant market recovery, Mr. Bruce Streeter, President and COO, said, "Recovery came sooner than expected in the second quarter of the year and we have been encouraged by the continued strength of this market throughout the balance of 2000 and into the
first quarter of 2001.   Our forward contract cover at the beginning of 2001
was higher than at the same time in the last three years, which we believe will result in a solid earnings foundation and improved profitability for 2001."

     In the Southeast Asia market, the average day rate for the fourth quarter of 2000 was $4,438 with utilization of 81.9% compared to $3,437 and 63.5%, respectively, for the fourth quarter of 1999. The increase in day rate not only reflected improved overall market conditions year over year, but the introduction of the newbuild supply vessel, the Highland Guide, into the region at the outset of 2000. When compared to the third quarter of 2000, fourth quarter utilization improved 11.5% while day rates increased 15.4%. These increases were attributable to the improving market in the region as virtually all vessels experienced higher average day rates during the fourth quarter when compared to the third quarter of 2000. When commenting on the activity in the Southeast Asia market, Mr. Streeter said, "The strength of the Southeast Asia market we experienced in the fourth quarter has carried over into the first quarter of 2001, offsetting in part the normal fall-off in activity that occurs during this time of the year. We are hopeful that as the forecasted increase in exploration and development activity occurs throughout 2001, we will experience continued improvements in both day rates and utilization."

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     Operating costs for the quarter ended December 31, 2000, were $8.8 million and $34.1 million for the year, essentially unchanged from those in the respective periods of the prior year. Daily operating costs for the North Sea fleet averaged $3,969 for the fourth quarter and $3,831 for the full year 2000. In Southeast Asia, operating costs for the fourth quarter averaged $1,061 and $894 for the total year 2000. There were no other significant variations in operating income components for the year 2000 when compared to 1999. Net interest expense for the year ended December 31, 2000 increased from $9.5 million to $10.7 million primarily as a result of a decrease of $0.9 million in capitalized interest and reduction in interest income.

     The Company continued to maintain its strong financial position with working capital of $47.1 million at December 31, 2000, of which $34.7 million was in cash. At year-end, the Company also had full availability of its $75.0 million credit facility. During the year 2000, cash flow from operating activities was $14.3 million offset by $14.7 million in capital expenditures of which $12.3 million was primarily for the new vessel construction program and $2.4 was for the eleven drydockings completed during the year. During the year, the Company announced a program to build nine new vessels at a cost of approximately $185 million. Six of these vessels will be platform supply vessels and three will be anchor handling vessels all to be built in Norway and delivered in the period 2001-2003. Mr. Streeter, commenting on the program said, "We believe the timing is right to add to our owned fleet through these high specification vessels capable of supporting the growing deepwater market. When we have completed this program, we will maintain our commanding position in the North Sea platform supply vessel market and have three of the most modern anchor handlers in the world to service our expanding customer base. We are both excited and confident that the markets will embrace the new vessels as they have our past new builds. "

     GulfMark will hold a conference call to discuss the fourth quarter earnings with analysts, investors and other interested parties at 10:00 A.M. EST/9:00 A.M. CST on Wednesday, February 28, 2001. Those interested in participating in the conference call should call 800/450-0818 (612/288-0337, if outside the U.S. and Canada) 5-10 minutes in advance of the start time and ask for the GulfMark conference. The conference call will also be available via audio webcast at http://www.vcall.com. A replay will be available after the conference call at 800/475-6701 (320/365-3844 if outside the U.S. and Canada) with the access code of 573982.


Contact:   Edward A. Guthrie, Executive Vice President
           (713) 963-9522

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: price of oil and gas and their effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; delay or cost overruns on construction projects and other material factors that are described from time to time in the Company's filings with the SEC. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.
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                              OPERATING RESULTS
                       (in 000's except per share amounts)

                                           Three Months Ended        Twelve Months Ended
                                              December 31,               December 31,
                                           ------------------       -------------------
                                             2000       1999          2000       1999
                                           --------   --------      --------   --------
Revenues.................................  $ 22,282   $ 13,007      $ 77,702   $ 72,258
Direct operating expenses................     8,781      8,652        34,060     34,127
Bareboat charter expense.................     1,598      1,801         6,661      7,089
General and administrative expenses......     1,636      1,296         6,328      6,087
Depreciation and amortization............     3,017      2,995        12,613     12,420
                                           --------   ---------     --------   --------
      Operating Income(Loss).............     7,250     (1,737)       18,040     12,535

Interest expense, net of interest income.    (2,512)    (2,664)      (10,731)    (9,501)
Gain on sale of assets... ...............        --         --         3,651         --
Loss from unconsolidated subsidiary......        80       (583)         (214)      (865)
Other....................................      (133)        --           217         --
                                           --------   --------      --------   --------
Income (loss) before income taxes........     4,685     (4,984)       10,963      2,169
Income tax (provision) benefit...........    (1,340)     1,570        (3,056)      (308)
                                           --------   --------      --------   --------
     Net income..........................  $  3,345   $ (3,414)     $  7,907   $  1,861
                                           ========   ========      ========   ========
BASIC EARNINGS PER SHARE:
     NET INCOME (LOSS)...................  $   0.41   $  (0.42)     $   0.97   $   0.23
                                           ========   ========      ========   ========
DILUTED EARNINGS PER SHARE:
     NET INCOME (LOSS)...................  $   0.40   $  (0.42)     $   0.95   $   0.22
                                           ========   ========      ========   ========
Weighted average common shares...........     8,186      8,136         8,163      8,129
Weighted average diluted common shares...     8,356      8,136         8,326      8,271

Rates per day worked
     North Sea based fleet...............  $  9,857   $  6,828      $  9,101    $ 9,489
     Southeast Asia based fleet..........     4,438      3,437         4,039      4,184
     Brazil based fleet..................     9,136     10,075         8,382      9,529

Overall Utilization %
     North Sea based fleet...............      98.9%      77.0%         92.8%      88.2%
     Southeast Asia based fleet..........      81.9%      63.5%         67.2%      62.9%
     Brazil based fleet..................      92.0%      59.1%         95.9%      76.9%

Average Owned or Chartered
     North Sea based fleet...............      18.0       18.3          18.6       16.8
     Southeast Asia based fleet..........      12.0       12.0          12.0       12.0
     Brazil based fleet..................       3.0        3.0           3.0        3.0
                                           --------   --------      --------   --------
             Total.......................      33.0       33.3          33.6       31.8
                                           ========   ========      ========   ========

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